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                                  [EXHIBIT 11]

                         NORTH FORK BANCORPORATION, INC.

              COMPUTATION OF NET INCOME PER COMMON EQUIVALENT SHARE
                                 MARCH 31, 2001
                                   (UNAUDITED)


                                                                           THREE MONTHS ENDED
                                                                  --------------------------------------
                                                                 MARCH 31, 2001            MARCH 31, 2000
                                                                  ------------              ------------
Net Income ............................................           $ 78,427,058              $  1,911,686

Common Equivalent Shares:

Weighted Average Common Shares Outstanding ............            159,207,791               162,316,115
Weighted Average Common Equivalent Shares .............              1,753,098                 1,064,902
                                                                  ------------              ------------
Weighted Average Common and Common Equivalent Shares...            160,960,889               163,381,017
                                                                  ============              ============

Net Income per Common Equivalent Share - Basic ........           $       0.49              $       0.01
Net Income per Common Equivalent Share - Diluted ......           $       0.49              $       0.01
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